UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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AMAG PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

MSMB CAPITAL MANAGEMENT LLC
IRONMAN ACQUISITION, LP
IRONMAN ACQUISITION GP, LLC

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AMAG Shareholders Vote Against The Allos Merger Institutional Shareholder Services, Inc. September 30, 2011 MSMB Capital Management LLC

Disclaimer THIS PRESENTATION IS NOT A CONSENT STATEMENT OR A PROXY STATEMENT, AND IT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR A SOLICITATION OF ANY CONSENT OR PROXY. ANY SUCH SOLICITATION WILL BE MADE ONLY BY A WRITTEN DEFINITIVE CONSENT STATEMENT OR BY A WRITTEN DEFINITIVE PROXY SOLICITATION STATEMENT DULY FILED WITH THE SEC. MSMB CAPITAL MANAGEMENT HAS MADE FILINGS WITH THE SEC OF A PRELIMINARY CONSENT STATEMENT AND A PRELIMINARY PROXY STATEMENT. PLEASE READ THE PRELIMINARY CONSENT STATEMENT AND THE PRELIMINARY PROXY STATEMENT CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS, INCLUDING, BUT NOT LIMITED TO, MSMB CAPITAL MANAGEMENT, IRONMAN ACQUISITION, LP AND IRONMAN ACQUISITION GP, LLC, THE NOMINEES THAT THEY ARE PROPOSING TO BE ELECTED TO SERVE ON AMAG'S BOARD OF DIRECTORS, THE PROPOSALS THEY WILL BE ASKING THE STOCKHOLDERS TO VOTE AGAINST AND THEIR RESPECTIVE HOLDINGS (SECURITIES OR OTHERWISE, DIRECT OR INDIRECT) IN AMAG. YOU MAY OBTAIN A FREE COPY OF THE PRELIMINARY CONSENT STATEMENT AND THE PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT AND THE DEFINITIVE PROXY STATEMENT, AT THE SEC'S WEB SITE AT http://www.sec.gov/. A FREE COPY OF THE PRELIMINARY CONSENT STATEMENT AND THE PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT AND THE DEFINITIVE PROXY STATEMENT, MAY BE OBTAINED FROM INNISFREE M&A INCORPORATED, 501 MADISON AVENUE 20TH FLOOR, NEW YORK, NY 10022, TOLL FREE TELEPHONE NUMBER: (877) 717-3929. Third Party Information This presentation is based on, and contains references to, third-party sources of information. Unless otherwise provided, no such third party has (a) participated in the preparation of this presentation, (b) consented to the inclusion of such information in this presentation, or (c) endorsed the views expressed herein. Certain Information Regarding Forward-Looking Statements This presentation may contain forward-looking statements. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of MSMB and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. MSMB undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect actual outcomes except as required by securities laws. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

AMAG's Severe Underperformance • Under any relevant timeframe, AMAG's stock price has severely underperformed its peers * 1-, 3- and 5-year stock price performance through August 1, 2011 (the day prior to the public announcement of MSMB's proposal).

The Allos Transaction Is Not In The Best Interests of AMAG Shareholders • A vote "AGAINST" the Proposed Allos Merger helps to preserve shareholders' opportunity to receive the all-cash premium provided by MSMB's Proposed Offer which, if consummated, provides significantly greater value to the AMAG stockholders then the Proposed Merger. We believe that the Proposed Offer is more attractive than the Proposed Merger because it provides greater and more certain value to the AMAG stockholders than the dilutive, value- destroying merger with Allos. • The Proposed Merger fundamentally undervalues AMAG and overvalues Allos. Allos' sole asset, Folotyn, benefits from the "Orphan Status" 7-year statutory protection which will expire in 2016, at which point Folotyn may be subject to generic competition which will permanently impair this asset. Notwithstanding its pending competition from generic manufacturers, Folotyn faces strong competition that marginalizes its profitability and limits its potential growth. Feraheme is, in our view, the best product in its class and significantly increases the quality of life for patients that rely on it. Despite the benefits of Feraheme, it appears that the AMAG management does not properly value AMAG or the potential future applications of Feraheme. As a result of the dilution following the merger with Allos, AMAG stockholders will experience significant value destruction.

Folotyn Analysis The FDA Orange Book confirms the 9/24/2016 expiry of Orphan Status for Folotyn Amag/Allos have less than 5 years to generate cash flow from this "disappearing" asset Because Amag and Allos have indicated the merged company will only break-even in 2013, the cash flows from Folotyn will only benefit the NewCo for 3 years! Even if Folotyn's annual run-rate DOUBLES from current levels to $88 million in annual sales, and sales have a 100% net margin, an impossible feat, the NPV of this asset is still only $168 million - this ignores the competitive headwinds to Folotyn which may marginalize sales, the costs, including taxes, of selling Folotyn, and the substantial R&D commitments NewCo will have to honor The '071 and '470 Folotyn patents are non-composition of matter patents that have ostensibly weak claims. The '071 patent would only extend Folotyn's expiry 9 months and is likely unenforceable The '470 patent has particularly obvious claims which will fail to protect Folotyn

The Allos Transaction Is Not In The Best Interests of AMAG Shareholders, cont. AMAG's stated strategic rationale for the Proposed Merger is unfounded. There are not obvious synergies between AMAG and Allos. While there are a variety of applications of Feraheme, it is not primarily prescribed by oncologists and hematologists. Rather, Feraheme is used largely by nephrology practices, hospitals and specifically administered by their supportive care specialists (nurses, etc.) and should be marketed as such. Contrarily, Folotyn is used solely by oncologists and hematologists. As a result, the Allos sales and marketing team will most likely not be able to successfully increase sales of Feraheme to their core customers. In order to expand and develop new markets for Feraheme, AMAG must expand its sales and distribution network in hospitals as well as into the gastroenterology, cardiology and women's health sectors. Accordingly, the benefits that result from the AMAG and Allos merger due to marketing synergies are likely to be minimal and will most likely be outweighed by the dilutive costs to the AMAG's stockholders. • AMAG's management has consistently failed to execute its strategic objectives. Despite an increase in demand for Feraheme and favorable regulatory developments and approvals, AMAG recently withdrew its publicly-issued guidance on its performance and the anticipated sales of Feraheme. In addition, Feraheme has not performed as AMAG's management or stockholders have expected. Due to this lack of performance, AMAG's management has continuously demonstrated an inability to execute its strategic objectives. To compound this deficiency, AMAG's management has frequently attempted to change its strategy. Allos's sole product has also failed to achieve its potential. Given AMAG's struggles with commercializing Feraheme, it is unlikely that AMAG's management will be able to successfully market both drugs. If the Proposed Merger occurs and AMAG's management fails to properly market Feraheme and Folotyn, the resulting destruction of stockholder value will be significant.

The Allos Transaction Is Not In The Best Interests of AMAG Shareholders, cont. • AMAG's management is unprepared to handle the integration of Allos. The Proposed Merger contemplates a complex integration of Allos and AMAG which we believe AMAG's management is ill-equipped to handle. AMAG's management has no prior experience integrating companies of this size and complexity. Such a lack of experience will further increase the substantial risks to AMAG's stockholders. • Cost-cutting initiatives are likely to be more difficult than advertised. AMAG's management has told stockholders that the Proposed Merger will result in cost- cutting due to strategic synergies with Allos. Even if such strategic synergies exist, cost- cutting is a difficult and time-consuming task. This challenge is further compounded due to the significant marketing and development attention that must be allocated to Feraheme and Folotyn. Neither medication is performing as well as expected and cost reduction initiatives could further hurt the development of the various products. Furthermore, cost reduction initiatives have historically resulted in decreased job security for employees, which may cause the sales force to lose focus and physicians to lose confidence in the product as a result of sales force disruption. AMAG's management has not historically demonstrated that it has the ability to execute difficult strategies.

AMAG's Bloated Infrastructure With SG&A running at a staggering 128% of sales, AMAG's infrastructure appears bloated compared to other pharmaceuticals. Professional services, HR, legal, BD, communications and finance all appear to be unreasonably high for a company the size of AMAG. Revenue SG&A % of Rev Year Headcount Rev/Heads VPHM 132 10 8% 2005 48 2.75 VPHM 167 25 15% 2006 67 2.49 VPHM 204 37 18% 2007 115 1.77 UTHR 74 22 30% 2004 170 0.44 MOGN 196 74 38% 2004 282 0.70 CRTX 64 27 42% 2008 107 0.60 SLXP 155 71 46% 2005 215 0.72 SLXP 105 54 51% 2004 150 0.70 MDCO 86 45 52% 2003 190 0.45 SLXP 56 39 70% 2003 132 0.42 CBST 68 55 81% 2004 300 0.23 MOGN 49 50 102% 2003 225 0.22 AMAG 66 85 128% 2010 226 0.29 JAZZ 54 79 146% 2007 409 0.13 SNTS 79 117 148% 2007 337 0.23 JAZZ 65 111 171% 2008 216 0.30 SEPR 57 98 172% 2000 499 0.11

Vote Against The Proposed Merger on the Blue Proxy Card If you have questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at 212-750-5833.